UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 31, 2005

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(Address of principal executive offices) (Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into Material Definitive Agreement.

Acceleration of Vesting of Outstanding Stock Options

On December 31, 2005, the board of directors of SAFLINK Corporation, upon the recommendation of the compensation committee, approved the acceleration of vesting of all unvested options to purchase shares of our common stock that are held by employees. The acceleration is effective as of December 31, 2005. Options to purchase approximately 2.0 million shares of our common stock will be subject to this vesting acceleration. The number of shares subject to the accelerated options will remain unchanged. The accelerated options include options held by our executive officers to purchase 918,637 shares of our common stock. Options granted to our non-employee directors as compensation for their service as members of the board of directors were excluded from the acceleration.

The primary purpose of the acceleration of vesting of these options is to eliminate the future compensation expense that we would have otherwise recognized in our consolidated statement of operations with respect to these options once the Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment,” issued by the Financial Accounting Standards Board (FAS 123R), becomes effective for reporting periods beginning in January 2006. As a result of the acceleration, we expect to avoid recognition of approximately $2.7 million of compensation expense over the course of the original vesting schedules of these options. Approximately $2.3 million of such compensation expense is expected to be avoided in 2006.

Repricing of Outstanding Stock Options

In addition, on December 31, 2005, our board of directors, upon the recommendation of the compensation committee, approved the amendment of all outstanding options to purchase shares of our common stock under our 2000 Stock Incentive Plan with an exercise price greater than $0.79 per share, which is equal to the last sale price per share of our common stock as reported on the Nasdaq Capital Market on December 30, 2005. The amendment provides that, effective as of December 31, 2005, the exercise price of each such option shall be reduced to $0.79 per share. The repriced options include options held by our executive officers to purchase 2,691,127 shares of our common stock with a weighted average exercise price of $2.30 per share. Options granted to our non-employee directors as compensation for their service as members of the board of directors were excluded from the repricing.

The primary purpose of the stock option repricing is to restore the incentive afforded by options to purchase shares of our common stock to retain and motivate employees whose contributions are important to our future success. The board of directors believes that options with exercise prices significantly above the market value of our common stock are less likely to serve their intended purposes.

Amendment of Promissory Note

On December 31, 2005, we amended the convertible promissory note, dated November 19, 2003, held by Richard P. Kiphart, the Co-Chairman and Lead Independent Director of our board of directors. Under the terms of the promissory note, the unpaid principal and any unpaid and accrued interest were due and payable by us on December 31, 2005. The amendment, which was approved by the audit committee of the board of directors, revised the maturity date of the promissory note such that the unpaid principal and any unpaid and accrued interest are due and payable by us on the earlier of (i) December 31, 2006, and (ii) upon demand on or after the date of the closing of any strategic or financing transaction that generates at least $20,000,000 of additional working capital for the Company. In addition, the amendment revised the conversion rate at which, under certain circumstances, the unpaid principal and any unpaid and accrued interest under the promissory note convert into shares of our common stock from $1.67 to $0.71. The amendment did not otherwise change any terms of the promissory note or the principal balance of the promissory note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK Corporation

Dated: January 4, 2006	By:	/s/ Jon C. Engman
		Name:	Jon C. Engman
		Title:	Chief Financial Officer

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